                                             Exhibit 10.6
                        INDEX




SECTION                                            PAGE #
-------                                            ------

RECITALS .........................................    1


1.  Definitions ..................................    2
          Adjusted Base Price ....................    2
          Alternate Fuel .........................    3
          Alternate Fuel Price ...................    3
          Annual Maximum .........................    7
          Associated Equipment ...................    7
          Base Price .............................    7
          BTU ....................................    8
          Buyer ..................................    8
          Buyer's Actual Efficiency Rate .........    8
          Buyer's Initial Efficiency Rate ........    9
          Buyer's Facility .......................    9
          Buyer's Metering Station ...............    9
          Buyer's Requirements ...................   10
          Capital Costs ..........................   11
          City ...................................   12
          Commencement Date ......................   12
          Condensate .............................   13
          Consumer Price Index ...................   14
          Contract Year ..........................   15
          CPI Adjustment .........................   15
          Down Time ..............................   16
          Down Time Charges ......................   16
          Down Time Price ........................   17
          Energy Charge ..........................   17
          Force Majeure ..........................   18
          Fuel Oil ...............................   19
          Generating Equipment ...................   21
          High Bridge ............................   21
          High Bridge Life Extension Outage ......   21
          Interruption ...........................   22
          License Renewal Fees ...................   23
          Line Maintenance Costs .................   24
          MCF ....................................   24
          Metering Station .......................   24
          MMBTU ..................................   25

                                      -1-






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          Net MMBTU's of Steam ...................   25
          NORENCO ................................   26
          NSP ....................................   26
          Natural Gas ............................   26
          Ordinance Fee ..........................   26
          Reference Rate .........................   26
          Seller .................................   27
          Seller's Energy Sources ................   27
          Seller's Metering Station ..............   27
          Seller's Total Costs ...................   27
          Snelling/Marshall Bridge Work ..........   28
          Supply Line ............................   28
          Term ...................................   29
          Useable Steam ..........................   29

2.  Construction; Ownership; Operation ...........   30

3.  Term .........................................   32

4.  Quantity .....................................   32

5.  Condensate Return ............................   37

6.  Metering .....................................   38

7.  Billing ......................................   40

8.  Costs and Charges ............................   42

9.  Default; Remedies; Liquidated Damages ........   46

10. Indemnity ....................................   54

11. Representations ..............................   58

12. Miscellaneous ................................   61

                                                           2/12/88


                         ENERGY AGREEMENT
                         ----------------


         This Energy Agreement ("Agreement") is made and entered into this 12th day of February, 1988, by and between NORENCO CORPORATION, a Minnesota corporation ("Seller"); and WALDORF CORPORATION, a Delaware corporation ("Buyer").

          WITNESSETH THAT:

         WHEREAS, Buyer owns and operates a recycled paperboard mill and folding carton plant located in the City of St. Paul, Minnesota ("Buyer's Facility"); and

         WHEREAS, Buyer has requirements for energy to conduct its operation and desires to contract for a long-term, uninterruptible energy source and further desires that the primary source of such energy be in the form of steam; and

         WHEREAS, Seller's parent, Northern States Power Company ("NSP") owns and operates an electric generating facility located in the City of St. Paul, Minnesota (the "High Bridge Plant"), which produces steam; and

         WHEREAS, Seller owns a steam line which runs from the High Bridge Plant to Buyer's Facility and has a contract to purchase steam from NSP and, accordingly, is in the position to and desires to provide Buyer with its requirements for energy, as hereinafter described.

         NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows.

         1.       DEFINITIONS.

         1.1 For purposes of this Agreement, the following terms shall have the following definitions:

         1.1.1    "Adjusted Base Price" shall mean the amount to be paid by
                  Buyer to Seller per          BTU's of steam energy delivered
                  to Buyer hereunder, at Buyer's Metering Station, from July 1, 1990 until the termination of this Agreement. During such period, the Adjusted Base Price shall be computed as follows:
                  During each Contract Year commencing July 1, 1990 through the life of this Agreement, the Adjusted Base Prices (both the "Standard Adjusted Base Price" and the "Premium Adjusted Base Price") shall be computed for the ensuing Contract Year by using the Base Prices or Adjusted Base Prices for the Contract Year having just ended, and increasing or decreasing such Base Prices or Adjusted Base Prices by a percentage equal to the corresponding percentage increase or decrease, as the case may be, between Seller's Total Costs for each of the two immediately preceding Contract Years; provided, however, that regardless of any increase or decrease in Seller's Total Cost, the Adjusted Base Price for the Contract Year commencing July 1, 1990 and ending June 30, 1991 shall not be
                  less than $       per MMBTU (herein sometimes referred to as
                  "Standard Adjusted Base Price"); and provided further that, if the average usage during any twelve (12) hour period during the Contract Year commencing July 1, 1990 and ending
                  June 30, 1991 is less than     pounds of Useable Steam per
                  hour, the Adjusted Base Price for any such twelve (12) hour
                  period shall be not less than $        per MMBTU (herein
                  sometimes referred to as "Premium Adjusted Base Price").


         1.1.2    "Alternate Fuel" shall mean Natural Gas or Fuel Oil.

         1.1.3    "Alternate Fuel Price" shall mean:

                  1.1.3.1 An amount equal to NSP's actual cost of the Alternate Fuel, plus fifteen percent (15%) thereof if:

                         o Alternate Fuel is supplied because the High
                           Bridge Plant is permanently removed from service or the Supply Line is permanently removed from service as pursuant to Section 9.3.1




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


                           or Section 9.3.2.1, but not Section 9.3.2.2,

                         o during any days when Alternate Fuel is used which,
                           when added to all other days of Alternate Fuel use in the then current Contract Year, do not exceed sixty (60) days in such Contract Year,

                         o during the Snelling/Marshall Bridge Work,

                         o during outages caused by Force Majeure, or

                         o after Buyer has collected the Liquidated Damages
                           as set forth in Section 9.2 or 9.3.

                  1.1.3.2 Notwithstanding Section 1.1.3.1, if Natural Gas is the Alternate Fuel supplied, and if the Alternate Fuel Price set forth in Section 1.1.3.1 is more or less than NSP can legally charge, (including all local, state or federal taxes, franchise or gross earnings fees or other charges required to be included in or added to the public utility bill pursuant to its tariffs or other requirements) under any applicable law or regulation, then the Alternate Fuel Price shall be adjusted so as to comply with such law or regulation. Whenever feasible, transportation and/or agency service Natural Gas will be made available if conditions warrant such service and costs of such service would benefit Buyer.

                  1.1.3.3 For purposes of Section 1.1.3.1, if Fuel Oil is the Alternate Fuel supplied, Seller's actual cost shall include delivery to the tanks on Buyer's premises, including transportation, unloading and heating or pre-heating.

                  1.1.3.4  Where Alternate Fuel is supplied after the sixtieth
                           (60th) day of Alternate Fuel use in the then current Contract Year, and is not otherwise provided for in 1.1.3.1, the Alternate Fuel Price shall be calculated as follows: For each twelve (12) hours of usage after the sixtieth (60th) day of Alternate Fuel in the then current Contract Year, Buyer's Initial

                           Efficiency Rate shall be divided by Buyer's Actual Efficiency Rate. The quotient shall be multiplied by the applicable Base Price or the applicable Adjusted Base Price, as the case may be. The product shall be the Alternate Fuel Price for the twelve (12) hours of useage and shall be multiplied by the Net MMBTU's of Steam generated by Buyer to calculate the amount of the payment by Buyer for that twelve (12) hour period to Seller for Alternate Fuel useage. Notwithstanding the foregoing, if the Energy Charge as calculated with the prices established under Sections 1.1.3.1, 1.1.3.2 and 1.1.3.3 would be less than the Energy Charge calculated with the Alternate Fuel Price as described in this subsection, then the Energy Charge shall be calculated with the Alternate Fuel Price as established in Sections 1.1.3.1,
                           1.1.3.2 and 1.1.3.3.

                  1.1.3.5 For the purpose of this Agreement, any partial day in which Alternate Fuel is used shall be deemed to be a full day.

         1.1.4 "Annual Maximum" shall mean a quantity of energy equal to 3,500,000 MMBTU's per Contract Year.

         1.1.5 "Associated Equipment" shall mean all equipment which constitutes an integral part of the Generating Equipment or the Supply Line, or which is associated with the Generating Equipment or the Supply Line, and which is owned by the Buyer and located at Buyer's Facility.

         1.1.6    "Base Price" shall mean:

                  1.1.6.1  Where the average usage during any twelve (12) hour
                           period is equal to or greater than        pounds of
                           Useable Steam per hour, an amount equal to $ per MMBTU for all Useable Steam provided during such twelve (12) hour period, measured at Buyer's Metering Station (herein sometimes referred to as the "Standard Base Price"); or

                  1.1.6.2  Where the average useage during any twelve (12) hour
                           period is less than      pounds of Useable Steam per
                           hour, an amount equal to $        per MMBTU for all
                           Useable Steam provided
                           during such twelve (12) hour period, measured at Buyer's Metering Station (herein sometimes referred to as the "Premium Base Price").

                  1.1.6.3 The twelve (12) hour periods during which average useage is calculated shall be the "a.m." period from 12:00 midnight until 12:00 o'clock noon, and the "p.m." period from 12:00 noon until 12:00 o'clock midnight. Such time intervals may be changed from time to time as Buyer and Seller determine and set forth in a standard operating plan. The Base Price shall not be adjusted during the period from the date hereof through June 30, 1990.

         1.1.7 "BTU" shall mean British thermal unit, being the quantity of heat required to raise one pound of water one degree Fahrenheit under standard conditions.

         1.1.8 "Buyer" shall mean Waldorf Corporation, a Delaware corporation, which is the owner of Buyer's Facility.

         1.1.9 "Buyer's Actual Efficiency Rate" shall be the actual steam generated by the boilers at Buyer's Facility measured in BTU's divided by the actual Alternate Fuel input to the boilers at Buyer's Facility measured in BTU's to produce this steam for the same time period.

         1.1.10 "Buyer's Initial Efficiency Rate" shall mean the percentage of efficiency at which Buyer's boilers and equipment generate steam from Alternate Fuels. Seller will cause a test to be conducted and costs will be shared 50/50 between Buyer and Seller using ASME Test PTC41. Buyer's boilers shall be tested to establish an efficiency rate for both Natural Gas and Fuel Oil operation. Once determined and agreed to by Buyer and Seller, Buyer's Initial Efficiency Rate shall continue in effect throughout the Term of this Agreement.

         1.1.11 "Buyer's Facility" shall mean the recycled paperboard mill, folding carton plant, general offices and other facilities owned by Buyer and located in St. Paul, Minnesota, as the same shall exist from time to time.

         1.1.12 "Buyer's Metering Station" shall mean the Metering Station installed by Buyer at a location within Buyer's Facility which will allow measurement of all Useable Steam delivered from Seller and all Useable Steam generated at Buyer's Facility. Buyer's

                  Metering Station shall be maintained by Buyer. The accuracy of Buyer's Metering Station shall be at least equivalent in quality and performance to that existing at Seller's Metering Station.


         1.1.13 "Buyer's Requirements" shall mean the total needs of Buyer for energy at Buyer's Facility, including, but not limited to, energy for processing, space heating, and electrical generating; and Natural Gas for drying processes; provided, however, that "Buyer's Requirements" shall be deemed not to include the purchase of electricity.

                  1.1.13.1 Buyer has advised Seller of Buyer's contract with the Housing and Redevelopment Authority of the City of St. Paul, Minnesota (hereinafter "HRA") dated December 5, 1985. Buyer and Seller hereby agree that Buyer shall, before it transfers steam to HRA pursuant to the HRA contract, certify in writing to Seller that it has steam generating capacity available at Buyer's Facility sufficient to serve HRA's needs as well as Buyer's needs.

                           Buyer shall further be obligated to maintain the steam generating capacity at Buyer's Facility with sufficient capacity to serve HRA's needs as well as Buyer's needs and shall renew such written certification on an annual basis. Certifications by Buyer are subject to verification by Seller at Seller's expense. Buyer and Seller further agree that Seller shall have no obligation to supply Useable Steam or Alternate Fuels for HRA's benefit or the benefit of HRA's customers beyond the Term of this Agreement. Buyer hereby undertakes to advise HRA of the conditions of this section. Subject to these conditions precedent, Seller agrees that Buyer's Requirements may include steam for HRA, subject to flows, quantities and conditions of service specified in this Agreement.

         1.1.14 "Capital Costs" shall mean all costs incurred in replacing, restoring or improving the Supply Line which are required by law to be capitalized for tax purposes under the Internal Revenue Code as existing and in effect on the date such costs are incurred, and shall include the costs of the Snelling/Marshall Bridge Work, right-of-way relocations, and other items which are required by law to be capitalized for tax purposes.

         1.1.15   "City" shall mean the City of St. Paul, Minnesota.

         1.1.16 "Commencement Date" shall mean the first day upon which Useable Steam is transported by Seller to Buyer through the Supply Line and used by Buyer to meet Buyer's Requirements of energy. The Commencement Date shall not occur until (1) the Supply Line has been repaired, restored and thoroughly tested and has been placed in continuous operation meeting specifications under this Agreement at a minimum of pounds per hour for twelve (12) hours immediately preceding the Commencement Date, (2) a standard operating plan consistent with the intent of this Agreement has been prepared, approved and implemented by Buyer and Seller; provided, however, that this requirement for a standard operating plan may be unilaterally waived by

                  Buyer if the parties are unable to agree on the contents of such standard operating plan, and (3) Seller has given Buyer at least twenty-four (24) hours' advance notice of the Commencement Date, which notice Buyer may waive. In the event the Commencement Date has not occurred by July 1, 1988, subject to delays caused by Force Majeure, this Agreement, at the sole option of Buyer shall commence on a date specified by Buyer to Seller in writing given not less than ten (10) days prior to such Commencement Date, and Seller shall deliver Alternate Fuel to Buyer on the date so designated as the Commencement Date.

         1.1.17 "Condensate" shall mean steam condensate return water for the High Bridge Plant. "Acceptable Condensate" returned shall not have been in contact with the Buyer's process and shall not contain minerals in quantities greater than the following:

                  (1) Dissolved oxygen -- (measured before oxygen scavenger addition): .007 mg/L as oxygen

                  (2)      Iron -- .05 mg/L as iron

                  (3)      Copper -- .020 mg/L as copper

                  (4)      Hardness -- .020 mg/L

                  (5)      Total organic carbon -- 0.3 mg/L as carbon


                  (6)      Conductivity -- 10 micro Mho's

                  (7)      Silica -- 0.2 mg/L as silica

                  (8)      Sodium -- 0.4 mg/L as sodium

                  As to items (1) through (8), the above-described maximum limits shall not be exceeded for periods of more than eight
                  (8) consecutive hours. The pH factor shall not be less than
                  7.5 nor greater than 9.2.

         1.1.18 "Consumer Price Index" shall mean the Consumer Price Index average for "all items" shown on the "U.S. city average for urban wage earners and clerical workers (including single workers), all items, groups, subgroups and special groups of items" as promulgated by the Bureau of Labor Statistics of the U.S. Department of Labor, using the year 1967 as a base of 100. In the event that the Consumer Price Index hereinabove referred to ceases to incorporate a significant number of the relevant items now incorporated in the Consumer Price Index, or if a substantial change is made in the method of establishing the Consumer Price Index, then the Consumer Price Index shall be adjusted to the figure which would have resulted had no change occurred in the manner of computing the Consumer Price Index. In the event that the Consumer Price Index (or a successor or substitute index) is not available, a reliable governmental or other non-partisan publication evaluating the information theretofore used in determining the Consumer Price Index shall be used in lieu of the Consumer Price Index.

         1.1.19 "Contract Year" shall mean a period of twelve (12) months beginning on July 1 and ending on June 30; provided, however, the first Contract Year shall begin on the Commencement Date and run through June 30, 1989.

         1.1.20 "CPI Adjustment" shall mean the product arrived at by multiplying the amount in effect of the item being adjusted on June 30 of the immediately preceding Contract Year by the percentage by which the Consumer Price Index for the month of June during the immediately preceding Contract Year exceeds or is less than the Consumer Price Index for the month of June in the Contract Year prior to the immediately preceding Contract Year. The first CPI Adjustment under this Agreement shall occur on July 1, 1990.






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


         1.1.21 "Down Time" shall mean any and all periods of time during which Buyer is unable to operate its paper machine or machines at normal operating speeds by reason of an Interruption in the supply of Useable Steam with less than twelve (12) hours' notice, or by reason of Seller's failure to supply Alternate Fuels; provided, however, that Interruptions caused by Force Majeure shall not be included within "Down Time."

         1.1.22 "Down Time Charge" shall mean an amount equal to the product of the Down Time Price multiplied by the number of hours of Down Time per paper machine affected whenever Seller has not provided Buyer with at least twelve (12) hours' advance oral notice of Down Time with written confirmation thereof within two (2) business days thereafter; provided, however, in no event shall the total Down Time Charge for any single
                  Interruption exceed         as adjusted annually, commencing
                  July 1, 1990, by the CPI Adjustment. For the purpose of computing the Down Time Charge Buyer shall notify Seller in writing within two (2) business days of the Down Time duration and the number of machines affected. Any partial hour,





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


                  other than the first hour, equal to or greater than thirty-one (31) minutes shall be deemed to be a full hour. Any partial hour that is the first hour of Down Time shall be deemed to be a full hour. At the time of execution of this Agreement, Buyer's Facility contained four (4) operable paper machines.

         1.1.23   "Down Time Price" shall mean the amount of $      as adjusted
                  annually, commencing July 1, 1990, by the CPI Adjustment.

         1.1.24 "Energy Charge" shall mean the amount to be paid by Buyer to Seller hereunder for the products (including Useable Steam, Natural Gas, and Fuel Oil) furnished by Seller to Buyer under the terms of this Agreement, which Energy Charge shall be measured at Buyer's Metering Station, and which, for any given month, shall, for all Useable Steam, be equal to the product of the applicable Base Price or applicable Adjusted Base Price multiplied by the Net MMBTU's of Useable Steam delivered by Seller to Buyer during such month, and shall, for all Alternate Fuel, be equal (1) to the product of the applicable Alternate Fuel Price multiplied by the quantity of Alternate Fuel delivered by Seller to Buyer during such month, if the conditions specified in Section 1.1.3.1 exist or (2) to the amount as calculated under Section 1.1.3.4.

         1.1.25 "Force Majeure" shall mean acts of God, war, civil commotion, fire, explosions, the elements or other casualty, labor strikes or disputes, action or orders of governmental agencies or institutions or the courts, or other causes beyond the reasonable control of the parties hereto which preclude or materially impair the operation of the Generating Equipment, the High Bridge Plant, the Supply Line or the boilers at Buyer's Facility, or shut down or materially impair the sources or means of energy supply, or preclude or materially impair Buyer from accepting delivery of energy; provided, however, that energy price considerations shall not be deemed to be a Force Majeure; and provided further that failure to timely contract for any energy supply shall not be deemed to be a Force Majeure; and provided further that overload or excess demand not caused by any of the foregoing (including demand caused by extremes in temperature or prolonged periods of high or low temperatures) shall not be deemed to be a Force Majeure; and





                                      -18
                  provided further, that if any Force Majeure conditions relating to the Supply Line can be corrected by the expenditure of funds (net of Buyer's contribution under
                  Section 8.5.2 and any insurance proceeds received by Seller)
                  which, for each occurrence, are less than $         or
                  of the amount of the Liquidated Damages set forth in Section
                  9.5 for that same Contract Year, whichever amount is greater, and if Seller elects not to expend the funds necessary to cure such Force Majeure conditions in a timely manner, then such conditions shall not be deemed to be a Force Majeure.

         1.1.26 "Fuel Oil" shall mean No. 6 low sulphur (less than 1-1/2%) petroleum based fuel oil, which oil shall at all times have the characteristics and specifications with the following:

                  (1)      Gravity, (degrees) API -3 min,          +15 max

                  (2)      Viscosity, SUS at 100(degrees)F       8,000 max

                  (3)      Sulfur, Wt. % ...............          1.5% max

                  (4)      BTU/gallon ..................       150,000 min

                  (5)      Sediment, Wt. % .............            1% max

                  (6)      BS & W Total, Vol. % ........            2% max

                  (7)      Flash Point ................. 190(degrees)F max

                                                         140(degrees)F min

                  (8)      Vanadium ....................        55 ppm max

                  and shall at all times equal or exceed the minimum specifications established from time to time by any governmental agency or unit. Provided, however, if the Buyer and Seller shall, subsequent to the execution of this Agreement, agree in writing that No. 2 fuel oil can and shall be a useable Alternate Fuel, then such Agreement shall be deemed to be part of this Agreement and "Fuel Oil" shall then mean the lowest cost petroleum based fuel oil commercially available in the Twin City Greater Metropolitan Area which satisfies the current standard operating plan and which oil shall at all times have characteristics and specifications within the following guidelines:

                  (1)      Gravity, (degrees) API -3 min,          +35 max

                  (2)      Viscosity, SUS at 100(degrees)F       8,000 max

                  (3)      Sulfur, Wt. % ...............          1.5% max

                  (4)      BTU/gallon ..................       125,000 min

                  (5)      Sediment, Wt. % .............            1% max

                  (6)      BS & W Total, Vol. % ........            2% max

                  (7)      Flash Point ................. 190(degrees)F max

                                                         140(degrees)F min

                  (8)      Vanadium ....................        55 ppm max

                  and shall at all times equal or exceed the minimum specifications established from time to time by any governmental agency or unit. Buyer shall not unreasonably withhold agreement on use of No. 2 fuel oil.

         1.1.27 "Generating Equipment" shall mean all boilers, pipes, valves, meters, controls, coal handling and storage systems, buildings, yards, tracks, pollution control systems and all other equipment and machinery located at the High Bridge Plant necessary to produce Useable Steam in the quantity required by this Agreement.

         1.1.28 "High Bridge" or "High Bridge Plant" shall mean the facility commonly known as the High Bridge Plant, now owned by NSP and located in St. Paul, Minnesota, which is used by NSP to produce steam for purposes of generating and supplying electricity to its customers, and which has steam capacity sufficient to provide Buyer with Buyer's Requirements of Useable Steam as described in this Agreement.

         1.1.29 "High Bridge Life Extension Outage" shall mean a voluntary, once-during-the-Term-hereof shutdown of fewer than one hundred eighty-one (181) days of the High Bridge Plant for the purpose of repairing, improving and modernizing High Bridge, so as to extend its operable life.

                  The High Bridge Life Extension Outage shall not exceed one hundred eighty (180) days in duration. Buyer, with written consent of the Seller, shall have the right to supply its own energy sources during any portion or all of the period of a Useable Steam outage to accomplish this work. Such consent shall not be unreasonably withheld. In the event such consent is given, then the MMBTU's of steam gene rated by the energy provided by Buyer for its own use shall be counted as part of
                  the requirement of       MMBTU's for the Contract Year as set
                  forth in Section 4.1.2.

         1.1.30 "Interruption" shall mean, with respect to Useable Steam, a reduction in the flow of Useable Steam to Buyer's Facility to a level which is insufficient to satisfy Buyer's Requirements, and with respect to Natural Gas and Fuel Oil, a rate of flow or delivery of such energy sources which is insufficient to satisfy Buyer's Requirements. Provided, however, that it shall not be deemed to be an Interruption if Buyer's Requirements are in excess of pounds of Useable Steam per hour and Seller is unable to deliver more than pounds of Useable Steam per hour, or if

                  Seller is unable to deliver Alternate Fuels in sufficient quantities to permit Buyer to produce Useable Steam at a rate greater than pounds per hour.

         1.1.31 "License Renewal Fees" shall mean those fees required to be paid to Chicago, Milwaukee, St. Paul and Pacific Railroad Company and to Chicago and Northwestern Transportation Company, their successors and assigns, to maintain, renew or extend the rights, privileges and licenses granted under:

                  (1) that certain License Agreement dated November 22, 1982, by and between Richard B. Ogilvie, as Trustee of the property of the Chicago, Milwaukee, St. Paul and Pacific Railroad Company and NSP, as amended March 29, 1983, and further amended October 24, 1984;

                  (2) that certain License Agreement dated April 14, 1983, by and between Chicago and Northwestern Transportation Company and NORENCO; and

                  (3) that certain License Agreement dated November 18, 1983, by and between Chicago and Northwestern Transportation Company and NORENCO;

                  and any other fees excluding Ordinance Fees to the City which may hereafter be required to be paid to any party for the right, privilege or license to use the right-of-way on, under and over which the Supply Line is now or hereafter located.

         1.1.32 "Line Maintenance Costs" shall mean all costs incurred to third parties (including NSP) for labor and materials used in maintaining the Supply Line, which costs may be expensed rather than capitalized for tax purposes.

         1.1.33 "MCF" shall mean 1,000 cubic feet of Natural Gas as defined in the tariff of the gas utility providing Natural Gas service.

         1.1.34 "Metering Station" shall mean the sampling, measuring and recording devices used to analyze steam and condensate data, and, in connection with Buyer's Metering Station, the sampling, measuring and recording devices used to analyze steam, Condensate, oil and gas data, all of which devices, on the last day of each calendar quarter during the Term of this Agreement, shall be calibrated and certified to be accurate within plus or minus one percent (1%) of the manufacturer's standards by Seller at Seller's Metering Station and by Buyer at

                  Buyer's Metering Station. Reports, so certified, shall be furnished by Buyer to Seller, and by Seller to Buyer, within thirty (30) days after completion of such measurement.

         1.1.35   "MMBTU" shall mean one million BTU's.

         1.1.36 "Net MMBTU's of Steam" shall mean the total of the BTU content per pound of all Useable Steam produced and delivered by Seller to Buyer during a month (measured at Buyer's Metering Station) times the number of pounds of steam, reduced by the BTU content per pound of all Acceptable Condensate delivered by Buyer to Seller during such month times the number of Acceptable Condensate pounds (measured at Seller's Metering Station), divided by one million, or in any month Buyer produces steam at its own Facility, the BTU content per pound of all steam generated at Buyer's Facility (measured at Buyer's Metering Station) times the number of pounds of steam reduced by the BTU content per pound of all Acceptable Condensate delivered by Buyer to boilers in Buyer's Facility during such month times the number of Acceptable Condensate pounds (measured at Buyer's Metering Station) divided by one million. If, in any given month, Seller delivers Useable Steam and Buyer also generates steam, the two amounts shall be totalled.

         1.1.37 "NORENCO" shall mean NORENCO Corporation, a corporation organized under the laws of the State of Minnesota, which is a wholly-owned subsidiary of NSP and the owner and operator of the Supply Line.

         1.1.38 "NSP" shall mean Northern States Power Company, a corporation organized under the laws of the State of Minnesota, which is the owner/operator of the High Bridge Plant, the supplier of the Natural Gas and Fuel Oil and the parent corporation of NORENCO.

         1.1.39 "Natural Gas" shall mean the natural gas purchased from time to time for delivery by Seller to Buyer as an energy source, which gas shall at all times meet the commercial standards otherwise required of a regulated utility.

         1.1.40 "Ordinance Fee" shall mean the fee required to be paid pursuant to Section 2(n) of the City Council Resolution No. 280088 adopted by the City Council of the City on April 14, 1983, or any amendments thereto which may hereafter be adopted.

         1.1.41   "Reference Rate" shall mean the rate of
                  interest from time to time publicly announced by First Bank Minneapolis as its reference rate.

         1.1.42   "Seller" shall mean NORENCO.

         1.1.43 "Seller's Energy Sources" shall mean Useable Steam, Natural Gas or Fuel Oil, supplied or caused to be supplied by Seller.

         1.1.44 "Seller's Metering Station" shall mean the Metering Station installed and maintained by Seller at a location in the High Bridge Plant which will allow measurement of all condensate delivered from Buyer to Seller.

         1.1.45 "Seller's Total Costs" shall mean total incremental costs incurred by Seller pursuant to and accounted for under
                  Article IV and Table 1 of that certain NSP/NORENCO Amended Agreement dated May 18, 1983, and filed May 19, 1983 with the Public Utilities Commission. Any modification or amendment to said NSP/NORENCO Amended Agreement made subsequent hereto shall not affect the definition of "Seller's Total Costs," unless such modification or amendment is initiated and required or ordered by the Public Utilities Commission and is not in response to a request initiated by NSP or Seller wherein Buyer would be adversely affected by increased costs resulting from such modification or amendment; and Seller agrees to resist in good faith any such orders. Buyer reserves the right to participate in proceedings before the Public Utilities Commission to protect its own interests.

         1.1.46 "Snelling/Marshall Bridge Work" shall mean all work required to be performed to the Supply Line by or under the direction of Seller, because of the reconstruction of the intersection of Snelling and Marshall avenues and the underpass associated therewith. Buyer, with the written consent of Seller, shall have the right to supply its own energy sources during any portion or all of the period of the Snelling/Marshall Bridge Work. Such consent shall not be unreasonably withheld. In the event such consent is given, then the MMBTU's of steam generated by the energy provided by Buyer for its own use
                  shall be counted as part of the requirement of        MMBTU's
                  for the Contract Year as set forth in Section 4.1.2.

         1.1.47 "Supply Line" shall mean the transmission system, including all pipes, pumps, valves, meters, controls, wires, insulation and other equipment necessary to:

                  (1) Transport Useable Steam from the Generating Equipment at the High Bridge Plant to Buyer's Metering Station;

                  (2) Transport Condensate in the quantity required by this Agreement from Buyer's Facility to Seller's Metering Station; and

                  (3) Provide for control of steam and communications between the High Bridge Plant and Buyer's Facility.

         1.1.48 "Term" shall mean the period of time beginning on the Commencement Date and continuing through June 30, 2001, unless this Agreement is sooner terminated as hereinafter provided.

         1.1.49 "Useable Steam" shall mean the product produced by the Generating Equipment at the High Bridge Plant and delivered to Buyer's Facility in the form of superheated steam having the following characteristics and specifications at Buyer's Facility when taken by Buyer at a flow of not less than
                  pounds per hour, nor more than       pounds per hour:

                  (1) Temperature -- not less than 700 degrees Fahrenheit, nor more than 760 degrees Fahrenheit;

                  (2)      Pressure -- not less than      pounds per
                           square inch, nor more than       pounds per
                           square inch;


                  (3)      If Buyer takes less than    pounds per hour, Useable
                           Steam shall mean the product produced by the High Bridge Plant and delivered to Buyer's Facility in an "as is" condition.

         2.       CONSTRUCTION; OWNERSHIP; OPERATION.

         2.1 Seller, at its cost, shall make or cause NSP to make all modifications, adjustments and additions to the Generating Equipment and Supply Line which are necessary to produce Useable Steam and transport it in the quantity and quality required by this Agreement, including all modifications, adjustments and repairs to the Generating Equipment and the Supply Line which are or may be caused by the inactive state of the Supply Line.

         2.2 Subject to the provisions of Sections 8.2, 8.4, and 8.6, throughout the Term of this Agreement, Seller shall obtain, renew and maintain all franchises, licenses, permits, rights-of-way, easements, and other private or governmental authorizations necessary to furnish steam through the Supply Line. Seller shall contest, within reasonable limits, rules, regulations, laws or ordinances which would impair or prevent Seller from furnishing steam hereunder in the quantities and quality required hereby.

          2.3 Throughout the Term of this Agreement, Seller shall own, operate, maintain, repair and adjust the Supply Line, and shall cause NSP to maintain, adjust and repair the Generating Equipment. Buyer shall own, maintain and repair all Associated Equipment. Seller shall have the right to enter Buyer's Facility for the purpose of maintaining and repairing the Supply Line, and to the extent Buyer does not adequately and timely maintain the Associated Equipment, enter Buyer's Facility for the purpose of maintaining and repairing the Associated Equipment including all modifications, adjustments, replacements and additions which have heretofore or may hereafter be made to Buyer's Facility and shall be reimbursed by Buyer for such maintenance repair, modification, adjustment, replacement and additions.

         2.4 Buyer shall not, by reason of this Agreement or the termination of this Agreement or the payments made pursuant to this Agreement, acquire title or ownership in or to the Generating Equipment or the Supply Line, and Seller shall not acquire title or ownership in or to the Associated Equipment.

         2.5 Any portion of the Supply Line (except the Associated Equipment) heretofore or hereafter placed at Buyer's Facility by Seller for the purpose of furnishing steam hereunder shall be and remain the property of Seller, and Buyer shall exercise reasonable care to protect the Supply Line from loss or damage.

         3.       TERM.

         3.1 This Agreement shall commence on the Commencement Date and shall continue through June 30, 2001, unless sooner terminated, as hereinafter provided.

         4.       QUANTITY.

         4.1 Seller shall produce and deliver to Buyer, and Buyer shall purchase and accept from Seller all of Buyer's Requirements for energy during the Term hereof; provided, however

         4.1.1 Seller shall not be required to produce and deliver more than the Annual Maximum in any Contract Year;

         4.1.2 There shall be no mandatory minimum quantity of energy to be produced and delivered or purchased and accepted under this Agreement each Contract Year; provided, however, that Seller shall have the right to terminate this Agreement by written notice to Buyer if Buyer purchases and accepts, in the
                  aggregate, less than        MMBTU's of energy during any given
                  Contract Year. If Seller elects to terminate this Agreement pursuant to this Section 4.1.2, Seller shall do so by serving written notice of its election to terminate on Buyer within sixty (60) days after the expiration of the Contract Year.
                  The effective date of the termination shall be the last day of the tenth (10th) full calendar month after service of notice of termination, or such earlier date as Buyer shall determine and notify Seller pursuant to thirty (30) days' advance written notice to Seller.

         4.1.3 Notwithstanding the provisions of Section 4.1.2, Seller shall not be entitled to terminate this Agreement if Buyer, having
                  failed to purchase and accept        MMBTU's of energy in any
                  given Contract Year, nevertheless pays to Seller an amount equal to the Energy Charge for the difference between the amount of energy actually purchased and accepted and MMBTU's. Such payment shall be made within thirty (30) days after receipt of Seller's notice of termination, and upon payment, such notice shall be null and void and all right to terminate shall cease. For the purpose of calculating the Energy Charge for any unused steam pursuant to this Section 4.1.3, the Standard Base Price (or Standard Adjusted Base Price, as the case may be), shall be used.

         4.1.4 For purposes of this paragraph 4.1 only, for calculating the number of MMBTU's purchased and accepted by Buyer in any given Contract Year,

                  Buyer shall be given credit for all Down Time, and for all such Down Time, the flow of Useable Steam shall be deemed to
                  have been at      pounds per hour, Buyer shall also be given
                  credit for Interruptions and all other periods where Buyer has provided its own fuel as allowed in this Agreement.

         4.1.5 Except as provided in Section 4.1.2 and Section 9.11, this Agreement is not terminable by Seller, and the delivery of energy sources (either in the form of Useable Steam or Alternate Fuels) shall be noninterruptible for the full Term hereof.

         4.1.6 The Annual Maximum quantity of energy required to be produced, delivered and purchased hereunder and the minimum quantity set forth in Section 4.1.2 permitting Seller to terminate shall be apportioned for any partial Contract Year.

         4.1.7    In the event Buyer requires and uses less than       pounds of
                  Useable Steam per hour, Buyer shall accept such steam in its "as is" condition and without warranty as to temperature or pressure. Buyer understands that if Useable Steam is
                  delivered at less than       pounds per hour, the risk of
                  damage to

                  Buyer's machinery and equipment is increased, and Buyer hereby agrees to assume all such risk when, as a result of Buyer's requirement and use, the flow of steam drops below pounds per hour. If, as a result of Buyer's requirement and use, the flow of steam in the Supply Line drops below pounds per hour, the Supply Line shall be shut down, and an Alternate Fuel shall be used. Such a shut down of the Supply Line shall not be deemed to be an Interruption, nor shall it be counted as part of the sixty (60) days of Alternate Fuel Use set forth in Section 4.1.9 but will be priced according to the Alternate Fuel price specified in Section 1.1.3.1.

         4.1.8 Seller and Buyer shall use their best efforts to coordinate inspections, maintenance and repairs to their respective facilities.

         4.1.9 Of Seller's Energy Sources, the primary energy source to be delivered to Buyer hereunder shall be Useable Steam, and Seller shall use all reasonable efforts to deliver Useable Steam. In the event that Seller is unable to provide Useable Steam to Buyer, and Seller provides at least twelve (12) hours' advance notice to Buyer of such event, Seller shall be permitted to satisfy its obligation to satisfy Buyer's Requirements by causing NSP to deliver Natural Gas to Buyer. In the event that Seller is unable to provide Useable Steam or Natural Gas to Buyer, Seller shall be permitted to satisfy Buyer's Requirements by delivering Fuel Oil to Buyer. Notwithstanding the foregoing, Seller shall be in default under the terms of this Agreement if Interruptions to the flow of Useable Steam exist on all or part of more than sixty (60) days (in the aggregate) during any Contract Year for any reasons other than (1) Force Majeure, (2) High Bridge Life Extension Outage, (3) Snelling/Marshall Bridge Work, or (4) Seller does not provide Alternate Fuel at Useable Steam pricing then in effect.

         4.1.10 In the event that an Interruption occurs, Buyer shall have the unrestricted right to supply its own energy sources during the period such condition continues. During such periods of Interruption, and all other periods when Buyer provides its own energy sources, such MMBTU's of steam
                  generated shall be included as part of the       MMBTU per
                  Contract Year requirement set forth under Section 4.1.2.

         4.1.11 In any event in which it is foreseeable that the flow of Useable Steam will be interrupted for a period of time exceeding fourteen (14) days, Buyer may request consent to supply its own Alternate Fuel. Seller shall not unreasonably withhold consent, provided, however, that Seller's withholding of consent shall not be deemed unreasonable if Seller has already incurred commitments for the supply of Alternate Fuels for the relevant period.

         4.1.12 Prior to the commencement of the first Contract Year, and quarterly thereafter, Buyer shall provide Seller with an estimate of Buyer's Requirements for the next twelve (12) calendar months; provided, however, that each of such estimates is intended to serve only as an aid to planning, and shall not constitute or create any obligation on the part of Buyer to purchase energy hereunder in the amounts predicted.

         5.       CONDENSATE RETURN.

         5.1 During each Contract Year of the Term, Buyer shall deliver to Seller all of Buyer's Condensate for use in producing Buyer's steam at the High Bridge Plant. (Seller shall, however, provide the water to initiate steam production.)

         5.2 Should the quality of Condensate returned fail to meet the specifications herein set forth for Acceptable Condensate due to contamination caused by Buyer, and Seller records and maintains records of such contamination, such Condensate may be dumped and service may be curtailed after on-site make up storage volumes are depleted. Seller will use its best efforts to provide additional make-up to the extent possible from NSP's equipment to mitigate curtailment of steam delivery. Any curtailment which shall occur beyond such best efforts by Seller shall not be deemed an Interruption or Down Time. Buyer will be billed for the reasonable documented costs of disposing of and replacing such Condensate, which costs Buyer agrees to pay. Buyer will not receive credit for the difference in BTU's between the dumped Condensate and the make-up.

         6. METERING.

         6.1 Metering of Seller's Useable Steam and Condensate will be maintained at Seller's Metering Station at the expense of Seller; and will, to the extent not now existing for Useable Steam, Condensate and Alternate Fuels, be installed and maintained at Buyer's Metering Station at the expense of the Buyer. Such meters and metering equipment shall be at least equivalent in quality and performance to those existing at the Seller's Metering Station and will consist of temperature and pressure recording instruments and steam flow meters in the Supply Line, temperature compensated flow meters and a temperature recording instrument in the Condensate return line, flow meters which measure MCF's of gas and flow meters which measure gallons of oil to provide the basis for determination of the amount of energy delivered to Buyer. To the extent not now existing, conductivity and pH monitoring and sampling devices will be installed at the expense of Buyer and maintained by Seller in the Condensate return line to monitor the characteristics of Condensate. All meters, instruments, and related equipment installed by Buyer shall be approved by Seller as to design and propriety of installation and shall be available for inspection as provided in Section 6.2.

         6.2 Meters and all meter readings and/or charges shall be accessible at all reasonable times to inspection and examination by Buyer and Seller and each such meter (other than oil meters) shall be calibrated at least once each ninety (90) days by and at the expense of the owner of such, who shall give the other party notice of such calibration test in sufficient time to enable such other party, if it so chooses, to have its representative present. In the event any test shows meter error in excess of plus or minus one percent (1%), Seller shall make an adjustment of the bills for service during the period of inaccuracy if determinable, otherwise for one-half of the period between the date of discovery of the meter error and the preceding meter calibration test. The expenses of any unscheduled meter test requested by the nonowner will be borne by the nonowner unless such a test shows the meter to be in error by more than plus or minus one percent (1%). Oil meters shall be maintained by Buyer, at Buyer's expense.

         6.3 For billing purposes, recordings at Buyer's Metering Station will govern for all measurements except

Acceptable Condensate from Useable Steam; recordings at Seller's Metering Station will govern for Acceptable Condensate from Useable Steam. Redundant meterings will be used as backup and for quality control for primary metering. In the event that meter tickets from delivery by truck or rail differ from Buyer's metered results, meter tickets shall govern.

         7.       BILLING.

         7.1 Seller shall submit a bill following the end of each month of the Term which shall include:

         (1) The number of MMBTU's of Useable Steam delivered and the number of MMBTU's of steam generated at Buyer's Facility with Alternate Fuels and Condensate returned during the preceding month;

         (2) the Net MMBTU's of Steam received by Buyer during the preceding month;

         (3) the amount of the applicable Base Price or the applicable Adjusted Base Price;

         (4) the nature, amount and price of any Alternate Fuel delivered by Seller during the preceding month;

         (5)      the Energy Charge;

         (6) Interruptions and Down Time (number, length, and consequence);

         (7)      the amount of the Ordinance Fee; and

         (8)      other charges as applicable.

         7.2 Buyer shall pay Seller within thirty (30) days following receipt of each monthly bill the amount billed and computed pursuant to this Agreement.

         7.3 Within thirty (30) days after the end of each Contract Year, Seller shall submit an annual statement to Buyer which shall include the total average annual cost of each of Seller's Energy Sources delivered by Seller during the preceding Contract Year.

         7.4 Any monthly bill or statement presented by Seller to Buyer which is past due as specified herein shall accrue interest from the due date at a rate per annum equal to one percent (1%) in excess of the Reference Rate, until such past due amount is paid by Buyer. This late payment charge shall not constitute a waiver of any remedy Seller may otherwise pursue in the event of default.

         7.5 It is the obligation of Seller to prepare accurate monthly bills and annual statements. It is the obligation of both parties to review such bills and statements and raise any questions or point out any mistakes promptly. No bill or statement may be adjusted to correct errors or mistakes in measurements, computations or otherwise unless either party objects to such bill or statement within six (6) months after it is received by Buyer.

         7.6 All payments required to be made by Buyer to Seller pursuant to this Agreement shall be made by wire transfer to Seller's designated account at the First Bank Minneapolis.

         8        COSTS AND CHARGES.

         8.1 For each month of the Term, Buyer shall be obligated to pay Seller an Energy Charge, based upon the bills received from Seller according to
Section 7.1 above, and Buyer shall pay such other amounts as are otherwise required pursuant to this Article 8.

         8.2 Buyer shall pay or reimburse Seller for its payment of the Ordinance Fee related to Useable Steam. Seller shall bear and pay any and all ad valorem property taxes and assessments levied on the construction or ownership of the Supply Line and any and all franchise fees associated with the delivery of Useable Steam hereunder and shall cause NSP to pay such taxes and assessments levied on the Generating Equipment, without reimbursement from Buyer.

         8.3      Buyer shall reimburse Seller for    times the documented Line
Maintenance Costs incurred by Seller, up to a maximum amount which shall not
exceed the sum of $      per Contract Year as adjusted annually, commencing
July 1, 1990 by the CPI Adjustment.

         8.4 Seller shall obtain the extensions of the License Agreements referred to in Section 1.1.31 hereof. Buyer shall pay to Seller an amount equal to ninety percent (90%) of all License Renewal Fees hereafter paid by Seller during the Term; provided, however, that (1) such payment by Buyer hereunder
shall not exceed the aggregate maximum amount of $         ; (2) Seller shall
pay the balance of License Renewal Fees, if any, in excess of said aggregate maximum amount; and (3) Seller shall confer with and Buyer shall provide its best efforts to assist Seller in achieving the lowest License Renewal Fees acceptable to Buyer and Seller.

         8.5      Capital Costs shall be paid as follows:

         8.5.1 Seller shall pay, without contribution or reimbursement by Buyer, all Capital Costs exclusive of normal maintenance incurred during the Term hereof which are necessary to insure an efficient utilization of the Supply Line through June 30, 2001 and which are not the result of Force Majeure or are not related to the performance of the Snelling/Marshall Bridge Work.

         8.5.2 In the event Capital Costs are incurred because of a Force Majeure affecting the Supply Line (but not the High Bridge Plant or the Generating Equipment), or because of the Snelling/Marshall Bridge Work, Buyer shall pay to Seller an amount equal to ninety percent (90%) of such Capital Costs; provided, however, that (1) such payment by Buyer hereunder
                  shall not exceed the aggregate maximum sum of $        for the
                  Snelling/Marshall Bridge Work or $       for any other single
                  occurrence or project; (2) Seller shall pay the balance of all Capital Costs, (3) all Capital Costs so expended are reasonable and necessary; and (4) except in the case of an emergency, Seller shall give Buyer an estimate of the anticipated amount of such Capital Costs prior to commencement of the work. Buyer shall make progress payments which shall be included with the monthly energy bill as each one-fourth (1/4) of each project is completed.

         8.5.3 In the event that the License Renewal Fees hereafter paid during the Term total less than the aggregate amount of $ Buyer shall receive a credit reducing the aggregate maximum amount for the Snelling/Marshall Bridge Work established in
                  Section 8.5.2 by an amount equal to the difference between $ and the License Renewal Fees paid; provided, however, such
                  credit shall not exceed $     . Accordingly, the aggregate
                  maximum amount for the Snelling/Marshall Bridge Work established in Section 8.5.2 may not be reduced to a total
                  lower than $      .

         8.5.4 It is anticipated that the Snelling/Marshall Bridge Work will be a lengthy construction project and that the Supply Line will be shut down an extended period of time during such construction thereby requiring the parties to use Alternate Fuel. It is possible, however, to construct the project in such a manner so as to cause the Supply Line to be shut down fewer than fifteen (15) days (herein called the "Immediate Resumption Procedure"), but such Immediate Resumption Procedure is anticipated to be substantially more expensive than the normal construction procedure contemplated in
                  Section 8.5.2 (the "Normal Construction Procedure"). If Buyer, at Buyer's sole election, authorizes Seller to implement the Immediate Resumption Procedure, Buyer shall pay to Seller an amount equal to ninety percent (90%) of the Capital Costs of performing the Snelling/Marshall Bridge Work utilizing the Immediate Resumption Procedure and all of the conditions of Section 8.5.2 shall apply, except that Buyer's
                  aggregate maximum cost shall be $        rather than $     .
                  If Buyer fails to notify Seller in a timely manner of Buyer's election to implement the Immediate Resumption Procedure, Buyer shall be deemed to have elected the Normal Construction Procedure.

         8.5.5    The aggregate maximum amounts of $        and/or $
                  and/or $        to be paid
                  by Buyer under this Section 8.5 shall be adjusted annually commencing July 1, 1990, by the CPI Adjustment.

         8.5.6 Seller shall pay, or cause NSP to pay, all Capital Costs of whatever nature relating to the High Bridge Plant and the Generating Equipment.

         8.6 Except as expressly set forth in this Article 8 to the contrary, the parties shall each bear their respective responsibility for all current and future taxes pursuant to applicable statutes and ordinances. Buyer shall pay applicable sales tax.

         8.7 Failure by either party to pay its respective costs and charges set forth in this Article 8 shall constitute an event of default and shall give rise to the remedies set forth in Article 9 hereof, including, without limiting, the payment by Seller of the Liquidated Damages.

         9.       DEFAULT; REMEDIES; LIQUIDATED DAMAGES.

         9.1 Buyer and Seller agree that this Agreement represents a mutual, long-term commitment. Seller acknowledges that if either the High Bridge Plant or the Supply Line is permanently removed from service, Buyer is likely to sustain an economic loss which will be difficult to quantify even if Seller provides Alternate Fuels for the remaining Term of the Agreement. Buyer acknowledges that future contingencies or policies might reasonably cause NSP to shut down or mothball the High Bridge

Plant or cause Seller to shut down and remove from service the Supply Line, and Buyer acknowledges that NSP or Seller may make such decisions, so long as Buyer receives reasonable compensation for the loss it expects to Sustain as a result. Both Buyer and Seller have an interest in certainty and in avoiding disputes about quantification of contingent, future damages or losses that are likely to occur but are difficult to quantify. In order to promote certainty and avoid future disputes, Buyer and Seller have mutually agreed upon Sections
9.2 and 9.3 which define Conditions under which Liquidated Damages shall be paid, and Buyer and Seller have mutually agreed upon the Schedule of Liquidated Damages specified in Section 9.5.

         9.2 If the High Bridge Plant is permanently removed from service, Buyer shall have the right either to terminate this Agreement or to affirm and enforce this Agreement and, if necessary, to maintain a Suit for specific performance. In either case, Buyer shall have the right to collect the Liquidated Damages set forth in Section 9.5. In the event Buyer elects to affirm and enforce this Agreement after the permanent removal from service of the High Bridge Plant, Seller shall provide Alternate Fuels with the billings under Section 7.1 to be governed by Sections 1.1.3.1, 1.1.3.2, and 1.1.3.3, and Seller shall have no further Obligation to Supply Useable Steam to Buyer.

         9.3 Removal of the Supply Line from service for non-Force Majeure conditions shall be treated in the following manner:

         9.3.1 If Seller could continue operation of the Supply Line only with the expenditure of an amount in excess of the maximum aggregate sum of five million dollars ($5,000,000) cumulative over the Term of this Agreement, exclusive of Line Maintenance Costs and if Seller elects to remove permanently the Supply Line from service in order to avoid such an expenditure, Buyer shall have the right either to terminate this Agreement to affirm and enforce this Agreement and, if necessary, to maintain a suit for specific performance.
                  In either case, Buyer shall have the right to collect the Liquidated Damages set forth in Section 9.5. In the event Buyer elects to affirm and enforce this Agreement after the permanent removal of the Supply Line pursuant to this Section 9.3.1, Seller shall provide Alternate Fuels with the billings under Section 7.1 to be governed by Sections 1.1.3.1, 1.1.3.2 and 1.1.3.3. Seller shall have no further obligation to supply Useable Steam to Buyer.

         9.3.2 In the event that Seller elects to remove permanently the Supply Line from service for any reason other than to avoid an expenditure of an amount in excess of the maximum aggregate sum of five million dollars ($5,000,000) cumulative over the Term of this Agreement, exclusive of Line Maintenance Costs, Buyer shall have the right either to terminate this Agreement or to affirm and enforce this Agreement and, if necessary, to maintain a suit for specific performance. In either case, Buyer shall have the right, but not the obligation, to collect the Liquidated Damages set forth in Section 9.5.

                  9.3.2.1 In a situation governed by Section 9.3.2, if Buyer elects to affirm and enforce this Agreement and to collect the Liquidated Damages after the permanent removal from service of the Supply Line, Seller shall provide Alternate Fuels with the billings under Section 7.1 to be governed by Sections 1.1.3.1, 1.1.3.2 and 1.1.3.3. Seller shall have no further obligation to supply Useable Steam to Buyer.

                  9.3.2.2 In a situation governed by Section 9.3.2, if Buyer elects to affirm and enforce this Agreement after the permanent removal from service of the Supply Line, and if Buyer elects to waive the Liquidated Damages, Seller's obligation hereunder shall be limited to the obligation to provide Alternate Fuels with the billings under Section 7.1 to be governed by Section
                           1.1.3.4 for the remaining Term hereof. If Buyer elects to waive the Liquidated Damages, there shall be no further liability on the part of Seller for Liquidated Damages for any future conditions under any section of this Agreement, and Seller shall have no further obligation to supply Useable Steam to Buyer.

         9.4 If the conditions described in Sections 9.2 or 9.3 result from Force Majeure, neither Seller nor NSP shall be deemed to be in default hereunder or under the Guaranty, and Buyer shall have no right to terminate the Agreement, sue for specific performance or collect the Liquidated Damages.

         9.5 Upon the occurrence of any one of the conditions giving rise to the payment of the Liquidated Damages, as specified in Sections 9.2 or 9.3, unless excused as specified in Section 9.4, the amount of Liquidated Damages to be paid shall be as follows:

         Contract Year                       Amount
         -------------                       ------

         Commencement to June 30, 1990     $
         July 1, 1990 to June 30, 1991
         July 1, 1991 to June 30, 1992
         July 1, 1992 to June 30, 1993
         July 1, 1993 to June 30, 1994
         July 1, 1994 to June 30, 1995
         July 1, 1995 to June 30, 1996
         July 1, 1996 to June 30, 1997
         July 1, 1997 to June 30, 1998
         July 1, 1998 to June 30, 1999
         July 1, 1999 to June 30, 2000

         9.6 It is explicitly understood and agreed that if, for any condition specified in Sections 9.2 or 9.3, Buyer has elected to affirm and enforce this Agreement and, in addition, to collect the Liquidated Damages set forth in Section 9.5, Seller shall have no further obligation to pay additional Liquidated Damages. The payment of Liquidated Damages shall occur, if at all, not more than once.

         9.7 The Liquidated Damages shall be paid in cash by Seller to Buyer within thirty (30) days after demand therefor. In the event they are not paid within said thirty-day period, interest at the rate per annum equal to one percent (1%) in excess of the Reference Rate shall accrue from and after the due date and shall be paid simultaneously with the Liquidated Damages. The amount of the Liquidated Damages set forth above shall not be adjusted by the CPI Adjustment or otherwise increased or decreased.

         9.8 The Contract Year which shall be applied to determine the amount of the Liquidated Damages shall be the Contract Year in which the first day of the condition giving rise to the Liquidated Damages occurred.

         9.9 If, during the Term of this Agreement, for any reason other than Force Majeure, Seller fails to deliver at least one of the energy sources provided for in this Agreement, either Useable Steam or Alternate Fuels, sufficient to meet Buyer's Requirements up to the limits provided in Article 4, Seller shall be deemed to be in default hereunder, and if Seller fails to correct such condition of default within thirty (30) days after delivery of written notice from Buyer, Buyer shall have the right either to terminate this Agreement for default, or to affirm and enforce this Agreement and, if necessary, to maintain a suit for specific performance. In either case, Buyer shall also have the right to maintain an action for damages, if any.

         9.10 If there is a cessation or outage in the flow of Useable Steam for more than one hundred eighty (180) consecutive days, and during the one hundred eighty (180) day period Seller fails to notify Buyer that the flow of Useable Steam will be resumed within one year after the first day of the outage, or if such notice is timely given, but the flow of Useable Steam is not resumed within one year after the first day of the outage, then Buyer shall have the right at any time thereafter prior to the resumption of the flow of Useable Steam either to terminate this Agreement for default or to affirm the Agreement and, if necessary, to maintain a suit for specific performance. It is understood and agreed that if the cause of the cessation or outage is attributable to Force Majeure or Snelling/Marshall

Bridge Work, there shall be no default and Buyer shall have no right to terminate this Agreement, so long as Seller is supplying Alternate Fuels.

         9.11 If for any reason Buyer fails or refuses to pay the costs and charges specified in this Agreement, as they become due, then in addition to the late payment charge provided in Section 7.4 hereof, Seller may terminate this Agreement for default if Buyer has not corrected such delinquency within thirty (30) days after delivery of written notice from Seller, and Seller shall have no further obligations hereunder for damages or otherwise; provided, however, that Buyer shall have the right to contest the obligation to pay any such costs or charges by depositing in escrow (either in the form of cash or an irrevocable letter of credit) with an independent third party institution or with a court of competent jurisdiction, the amount Seller claims is due and owing from Buyer.

         9.12 In the event that Seller defaults in its obligations under this Agreement, then Buyer may maintain an action for specific performance, and for damages, if any, but Buyer may not demand or recover Liquidated Damages. It is understood that the conditions described in Sections 9.2 and 9.3 are not conditions of default.

         9.13 In the event that Buyer defaults on its obligations under this Agreement, but the default is not specified in Section 7.4 or 9.9, then Seller may maintain an action for specific performance or for damages, if any, but

Seller may not terminate this Agreement and Seller's obligations hereunder shall not be terminated.

         9.14 If Seller is unable to perform its obligations hereunder as a result of Force Majeure, neither Seller nor NSP shall be deemed to be default hereunder or the Guaranty and Buyer shall have no right to terminate the Agreement, sue for specific performance or sue for damages.

         10.      INDEMNITY.

         10.1 Seller shall indemnify, defend and hold Buyer harmless from and against all costs, liabilities, claims and damages, whether on account of bodily injury or death, and/or property damage sustained by any person or thing, including employees and property of Seller and any other person or entity or his or its property, which is caused or contributed to by the design, construction, installation, modification, repair or use of the Generating Equipment or the Supply Line or by the escape of steam or Alternate Fuel at any place before it reaches the delivery point at Buyer's Facility; and Seller shall, at its sole expense, defend any and all actions based thereon, and pay all reasonable attorneys' fees, costs and expenses including settlements arising therefrom. Buyer shall tender to Seller the defense of any action arising under this Section. However, Seller is not required to defend and indemnify Buyer under the foregoing provision against:

         (1) Claims of injury or damages to Buyer's own personnel, plant and equipment; or

         (2) Claims of injury or damages resulting from an act or omission of Buyer which was done with a wrongful intent to cause the injury or damage sustained.

         With respect to Section 10.1(1) above, Buyer will provide Seller with all appropriate waivers of subrogation as to the risks insured by the insurance policies required in Section 10.3.

         10.2 Buyer shall indemnify, defend and hold Seller harmless from and against all costs, liabilities, claims and damages, whether on account of bodily injury or death and/or property damage sustained by any person or thing including employees and property of Buyer and any other person or entity or his or its property, which is caused or contributed to by the steam or Alternate Fuels or their use after they reach the delivery point at Buyer's Facility; or by the maintenance, repair, or use of any machinery, boilers or equipment at Buyer's Facility, or the interruption of steam to the boilers at Buyer's Facility, and Buyer shall, at its sole expense, defend any and all actions based thereon and pay all reasonable attorneys' fees, costs and expenses including settlements arising therefrom. Seller shall tender to Buyer the defense of any action arising under this Section. However, Buyer is not required to defend and indemnify Seller under the foregoing provisions against:

         (1) Claims of injury or damage to Seller's own personnel, plant and equipment; or

         (2) Claims of injury or damages resulting from an act or omission of Seller which was done with a wrongful intent to cause the injury or damage sustained.

         With respect to Subsection 10.2(1) above, Seller will provide Buyer with all appropriate waivers of subrogation as to the risks insured by the insurance policies required in Section 10.3.

         10.3 At all times from and after the commencement of this Agreement until it expires or is terminated, each party shall maintain policies of insurance (unless qualified as a self-insurer under Minnesota law) having the following minimum limits:

         (1) Worker's Compensation and Occupational Diseases according to statutory limits;

         (2)      Employer's Liability in the amount of $         .

         (3) Comprehensive General Liability - Single limit per occurrence for combined bodily injury and property damage liability:

                  (a)      $          per occurrence, and

                  (b)      $          per aggregate including among other risks
                           normally covered: coverage for liability arising from explosion, collapse and underground damage; independent contractors; broad-form property damage liability; personal injury coverage; coverage for products and completed operations for an additional period equal to the total length of the construction phase of this Agreement.

         10.4 Seller and Buyer shall be responsible for assuring that each of their contractors and their subcontractors carry appropriate insurance.

         10.5 Copies of all insurance policies or certificates thereof provided in Section 10.3 above or certification thereof shall be furnished each party hereto by the other party, together with all amendments and replacements.

         10.6 The provisions set forth in Sections 10.3, 10.4 and 10.5 shall not relieve or excuse either party from any of its other obligations under this Agreement, including its obligation to indemnify the other party hereunder in the manner and to the extent provided in its indemnification provision above.

         10.7 Except as provided in Section 12.5 hereof, no provision of this Agreement shall in any way inure to the benefit of any third person (including the public at large) so as to constitute any such person a third party beneficiary of this Agreement or of any one or more of the terms hereof, or otherwise give rise to any cause of action in any person not a party hereto.

         10.8 The provisions of this Article 10 shall apply notwithstanding any other provisions of this Agreement or of any other agreement.

         10.9 The provisions of this Article 10 and any other article of this Agreement providing for limitation of or protection against liability of Seller and Buyer and their suppliers or subcontractors shall apply to the full extent permitted by law and regardless of fault, and shall survive the expiration or termination of this Agreement.

         11.      REPRESENTATIONS.

         11.1     Seller hereby represents on behalf of itself:

         (1) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         (2) The execution, delivery, and performance by Seller of this Agreement have been duly authorized by all necessary corporate action on the part of Seller, do not contravene any law, or any government rule, regulation, or order, applicable to Seller or its properties, or the Articles of Incorporation or By-Laws of Seller, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract, or other instrument to which Seller is a party or by which it is bound, and this Agreement constitutes a legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, or similar laws at the time in effect.

         (3) There are no actions, suits, or proceedings pending or to Seller's knowledge threatened against or affecting Seller before any court or administrative body or agency which might materially adversely affect the ability of Seller to perform its obligations under this Agreement.

         11.2     Buyer hereby represents on behalf of itself:

         (1) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         (2) The execution, delivery, and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer, do not contravene any law, or any governmental rule, regulation, or order, applicable to Buyer or its properties, or the Articles of Incorporation or By-Laws of Buyer, and do not and will not contravene the provisions of, or constitute a default under, any indenture, mortgage, contract or other instrument to which Buyer is a party or by which Buyer is bound, and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, or similar laws at the time in effect.

         (3) There are no actions, suits or proceedings pending or to Buyer's knowledge threatened against or affecting Buyer before any court or administrative body or agency which might materially affect the ability of Buyer to perform its obligations under this Agreement.

         12.      MISCELLANEOUS.

         12.1 Each party hereto will do, execute, acknowledge and deliver all such further acts, conveyances and instruments as the other reasonably shall require for accomplishing the purpose of this Agreement.

         12.2 No forbearance on the part of either party in enforcing its rights under this Agreement shall constitute a waiver of any terms of this Agreement, or a forfeiture of any such rights.

         12.3 All notices, requests, demands and other communications required by or necessary to this Agreement shall be in writing. Notice shall be deemed to have been given when delivered by hand or deposited in the United States mail, certified with return receipt requested, postage paid, addressed to the appropriate party at its respective mailing address as set forth immediately below:


          If to Seller:  NORENCO Corporation
                         Plaza VII - Suite 3140
                         45 South Seventh Street
                         Minneapolis, Minnesota  55402
                         Attention:  President

         With a copy to:   Northern States Power Company
                           414 Nicollet Mall
                           Minneapolis, Minnesota  55401
                           Attention: Senior Vice President
                                         - Power Supply

          If to Buyer:   Waldorf Corporation
                         2250 Wabash Avenue
                         St Paul, Minnesota, 55114
                         Attention: Senior Vice President
                                       of Mill Operations

         Either party to this Agreement, by notice to the other party given as required above not less than ten (10) days prior to the effective date of the change, may change its address for the purpose of all future communications.

         12.4 Each party hereto shall have the right at its option and at its sole cost and expense, to perform or cause its public accountant to perform during normal business hours, an audit of the costs, expenses and other determinations arising, incurred or made hereunder, or to otherwise confirm such costs, expenses or determinations, Seller's Total Costs, the cost of coal and other fuels used as a basis for the calculation of Seller's Total Costs, Line Maintenance Costs and Capital Costs.

         12.5 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Each party may assign this Agreement with written notice to the other party, provided, however, such assignment shall not relieve the assignor of its obligations hereunder.

         12.6 It is agreed that without regard for the place where this Agreement was made it shall be governed by and construed, in all respects, in accordance with the laws of the State of Minnesota applicable to sales contracts made and to be performed in said state. Venue for any and all actions commenced in connection with this Agreement shall be Hennepin County, Minnesota.

         12.7 This Agreement contains all of the understandings of the parties hereto and supersedes and replaces all prior written or oral agreements between them relating to the subject matter herein. This Agreement may not be amended or modified except in writing signed by an authorized officer of each of the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.


                                         WALDORF CORPORATION




                                         By
                                             -----------------------------

                                         Its
                                             -----------------------------




                                         NORENCO CORPORATION



                                         By
                                             -----------------------------

                                         Its
                                             -----------------------------